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                                                                     EXHIBIT 5.1


                               November 13, 1996



Board of Directors
Speedway Motorsports, Inc.
U.S. Highway 29 North
Concord, North Carolina



Dear Sirs:



     We are acting as counsel to Speedway Motorsports, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (No. 333-13431) on Form S-3 (as amended through the date hereof, the "Registration Statement"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.



     The Registration Statement covers the sale, from time to time, of up to $74,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") and the shares of the Company's common stock, par value $.01 per share (the "Common Stock") that are issuable upon conversion of the Debentures.



     In our representation of the Company, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended to date, all actions of the Company's Board of Directors recorded in the Company's minute book, the form of Debenture, a certificate of good standing from the State of Delaware, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.



     Based upon the foregoing, we are of the following opinion:



     1. The Debentures are validly issued and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.



     2. The Common Stock issuable upon conversion of the Debentures will, upon such issuance in accordance with the terms thereof, be validly issued, fully paid and non-assessable.



     The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Act.



     We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,

                                             PARKER, POE, ADAMS & BERNSTEIN
                                             L.L.P.
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